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                                                                    EXHIBIT 10.4










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                    AMENDED AND RESTATED FIBER SALE AGREEMENT

                                     BETWEEN

                           PF.NET CORP. ("PURCHASER")

                                       AND

                               AT&T CORP. ("AT&T")

                        ENTERED INTO AS OF JULY 27, 2001








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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I CERTAIN DEFINITIONS................................................1

ARTICLE II SALE OF FIBER IN THE AT&T SYSTEM..................................6

ARTICLE III CONSIDERATION FOR SALE AND PAYMENT TERMS.........................8

ARTICLE IV CONSTRUCTION OF THE AT&T SYSTEM..................................10

ARTICLE V ACCEPTANCE AND TESTING OF PURCHASER STRANDS.......................11

ARTICLE VI DOCUMENTATION....................................................12

ARTICLE VII NETWORK ACCESS AND MAINTENANCE; REGENERATION FACILITIES.........12

ARTICLE VIII OPERATIONS.....................................................13

ARTICLE IX PERMITS; UNDERLYING RIGHTS; RELOCATION...........................13

ARTICLE X USE OF AT&T SYSTEM................................................16

ARTICLE XI INDEMNIFICATION..................................................16

ARTICLE XII LIMITATION OF LIABILITY.........................................18

ARTICLE XIII INSURANCE......................................................18

ARTICLE XIV TAXES AND FRANCHISE, LICENSE AND PERMIT FEES....................20

ARTICLE XV NOTICE...........................................................21

ARTICLE XVI DEFAULTS........................................................23

ARTICLE XVII TERMINATION....................................................25

ARTICLE XVIII FORCE MAJEURE.................................................25

ARTICLE XIX DISPUTE RESOLUTION..............................................26

ARTICLE XX WAIVER...........................................................27

ARTICLE XXI GOVERNING LAW, APPLICABLE LAW...................................27

ARTICLE XXII RULES OF CONSTRUCTION..........................................28


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ARTICLE XXIII ASSIGNMENT AND DARK FIBER TRANSFERS...........................28

ARTICLE XXIV REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS................30

ARTICLE XXV ENTIRE AGREEMENT; AMENDMENT.....................................32

ARTICLE XXVI BRANDING ISSUES; CONFIDENTIALITY...............................32

ARTICLE XXVII NO PERSONAL LIABILITY.........................................34

ARTICLE XXVIII RELATIONSHIP OF THE PARTIES..................................35

ARTICLE XXIX LATE PAYMENTS..................................................35

ARTICLE XXX SEVERABILITY....................................................35

ARTICLE XXXI COUNTERPARTS...................................................35

Exhibit A:     Links Details, Estimated Delivery Dates and Financial Summary
Exhibit B:     General Route Map
Exhibit C:     Designated Points of Presence (POPs)
Exhibit D:     Construction Specifications
Exhibit E-1:   Fiber Acceptance Criteria
Exhibit E-2:   Technical Specifications
Exhibit F:     AT&T Link Completion and Fiber Transfer
Exhibit G:     Intentionally Deleted
Exhibit H:     Intentionally Deleted
Exhibit I:     Co-Location in AT&T Regeneration or Optical Amplifier Hut
               Locations
Exhibit J:     Cable Maintenance (Plant protection)


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                    AMENDED AND RESTATED FIBER SALE AGREEMENT

      This Amended And Restated Fiber Sale Agreement (this "Agreement") is made and entered into on this 27th day of July, 2001, by and between PF.Net Corp., a Delaware corporation ("Purchaser"), and AT&T Corp., a New York corporation ("AT&T").

                               ADDITIONAL RECITALS

      WHEREAS, by Fiber Sales Agreement dated as of December 9, 2000 by and between Purchaser and AT&T (the "Original Agreement"), the parties set forth terms and conditions governing the acquisition by Purchaser from AT&T of certain rights and interests in a continuous fiber optic communication system (the "AT&T System") connecting the access points between each of the city pairs as described in Exhibit A hereto and being referred to as the "System Route"); and

      WHEREAS, the parties desire to amend the Original Agreement in certain respects, and to accomplish such amendments by amending and restating the Original Agreement;

      NOW, THEREFORE, the parties do hereby amend and restate the Fiber Sale Agreement in the following manner:

                                    RECITALS

      A. AT&T owns, has an interest in, or is planning to construct, the AT&T System.

      B. Purchaser desires to own various counts of optical Dark Fibers in certain Links (each as hereinafter defined) in the AT&T System.

      C. AT&T desires (i) except with respect to the "IRU Links" (as hereinafter defined) to convey title, effective as of the "Phase Closing Date" (as hereinafter defined), to Purchaser for various counts of optical Dark Fibers (to the extent that it has the right to convey the same, and to grant a right to use any Dark Fibers that it does not have a right to convey), (ii) with respect to the IRU Links to grant to Purchaser the right to use the various counts of optical Dark Fiber in such IRU Links, and (iii) to grant to Purchaser the right to use Associated Personal Property (as hereinafter defined) in certain Links in the AT&T System, all upon the terms and conditions set forth below.

      Accordingly, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

      The following terms shall have the stated definitions in this Agreement.

      1.1 "AFFILIATE" means with respect to a specified person or entity, any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is


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under common control with the specified person or entity. For the purposes of this definition, the term "control" means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangements or otherwise.

      1.2 "ALLOCATED PHASE VALUE" shall mean for the Phase 1 Fibers and Phase 2 Fibers in each Link, the amount set forth for such Phase in such Link on Exhibit A opposite the phrase "Price to Acquire Dark Fiber Phase 1 Delivery" or "Price to Acquire Dark Fiber Phase 2 Delivery", as applicable.

      1.3 "AT&T SYSTEM" shall have the meaning ascribed thereto in Recital A.

      1.4 "CABLE" means the fiber optic cable, the fiber contained therein, and associated splicing connections and enclosures, each to be installed by or on behalf of AT&T as part of the AT&T System.

      1.5 "CONDUIT" means a tube especially constructed for the purpose of placing and enclosing fiber optic cable.

      1.6 "CONNECTING POINTS" points in the cable route as mutually designated by the Parties, from time to time, other than termination panels (LGX) connections for the purpose of extending Subject Strands outside the AT&T conduit, manholes, hand holes, cable or right of way.

      1.7 "DARK FIBER" means one or more strands of fiber through which no associated light, signal or light communication transmission is provided to furnish service.

      1.8 "ESTIMATED DELIVERY DATE" means, with respect to Phase 1 Fibers and Phase 2 Fibers in each Link of the AT&T System to be delivered hereunder, the date set forth in Exhibit A hereto under the column "Estimated Delivery Date Phase 1" or "Estimated Delivery Date Phase 2" (as applicable) with respect to such Phase for such Link, as any such date may be extended for and during the period of any delay described in Article XVIII; provided, however, that Purchaser may request that the Estimated Delivery Date with respect to Phase 1 and/or Phase 2 in a Link or Links be earlier than the applicable date(s) set forth in Exhibit A, and if AT&T, in its sole discretion, agrees on such earlier Estimated Delivery Date, the term Estimated Delivery Date shall mean the earlier Estimated Delivery Date so established by mutual agreement of the parties, in which event Exhibit A shall be amended as may be necessary to reflect such earlier Estimated Delivery Date.

      1.9 "FIBER" means filaments of dielectric material designed for the purpose of light-wave transmission.

      1.10 "FIBER MILES" with respect to a Link (or Phase in such Link) shall mean the number of Strands in such Link (or Phase thereof) multiplied by the number of miles covered by such Link.


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      1.11 "GOVERNMENTAL AUTHORITY" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

      1.12 "IMPOSITIONS" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), together with any penalties, fines or interest thereon.

      1.13 "IRU LINKS" shall mean the following numbered Links (the numbers designating each Link in the AT&T System being those set forth on Exhibit A) for which the parties have agreed that only a right of use shall be granted to Purchaser, regardless of whether AT&T might have the legal right to sell all or part of the Subject Strands in such Links: (a) Link 5, but only with respect to that portion of such Link between Tampa to Fort Myers, and between Fort Myers and Miami, (b) Link 25B1, (c) Link 31, (d) Link 32A, (e) Link 32B, (f) Link 32C,
(g) Link 33.1, (h) Link 33.2, (i) Link 35, (j) Link 37A, and (k) Link 49.

      1.14 "LGX PANEL" means terminating equipment that will accommodate various numbers of strand(s) of Fiber being normally used to terminate and create test access to individual Fiber strand(s); This panel does not provide any electronics or other devices that light fiber for use.

      1.15 "LINK" means the subdivisions of the AT&T System by the two terminus city locations as set forth on Exhibit A and identified by Link number on each page of Exhibit A.

      1.16 ""LIT FIBER" means Strands with respect to which an associated light, signal or light communication transmission has been provided.

      1.17 "OPTICAL AMPLIFIER HUTS": means the AT&T physical site where optical amplifiers are deployed to boost optical signal strength to offset fiber loss; no provision is available for terminating traffic at an Optical Amplifier Hut.

      1.18 "ORDER" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

      1.19 "PARTIES" means, collectively, AT&T and Purchaser.

      1.20 "PAYMENT DATE" shall mean each of the dates on which a payment of the Purchase Price is to be made.

      1.21 "PHASE" shall refer to one of the two stages in which Fibers are to be delivered under this Agreement (such stages being designated as Phase 1 or Phase 2) as set forth on Exhibit A hereto with respect to each Link.


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      1.22 "PHASE CLOSING DATE" shall mean the date on which the Phase Purchase
Price shall have been paid and the transfer of the Fibers in the applicable Phase for the relevant Link to Purchaser shall have occurred hereunder.

      1.23 "PHASE 1 FIBERS" shall mean those Fibers to be delivered during Phase 1 for a Link as set forth on Exhibit A with respect to each Link under the column "Estimated Delivery Date Phase 1".

      1.24 "PHASE 2 FIBERS" shall mean those Fibers to be delivered during Phase 2 for each Link as set forth on Exhibit A with respect to each Link under the column "Estimated Delivery Date Phase 2".

      1.25 "POP" means various point of presence at locations along the System Route where Purchaser may request space to install Purchaser's equipment as described in the POP Co-Location Agreement and the addresses of which are among those listed in Exhibit C.

      1.26 "REGENERATION FACILITIES HUT" means the AT&T physical site where all the optical channels on Dense Wavelength Division Multiplex systems must be regenerated to compensate for accumulated signal impairments.

      1.27 "SEGMENT" means the part of a Link which is defined by a single set of rights, whether through a single owner and a single right of way granting document.

      1.28 "SPAN" means the fiber length between two (2) Optical Amplifier (OA) Hut(s) LGX Panel(s), between an OA Hut and Regeneration (REGEN) Facilities Hut(s) LGX Panel(s) or between an OA and an AT&T or Purchaser POP LGX Panel(s).

      1.29 "STRANDS" means individual Fiber optic strands within the AT&T
System.

      1.30 "SUBJECT STRANDS" shall mean the various number of Strands sold to Purchaser or for which Purchaser has been granted the right of use as set forth in Exhibit A pursuant to this Agreement including Additional Installed Fibers.

      1.31 "TELECOMMUNICATIONS" shall have the meaning as used and interpreted in 47 U.S.C. Section.153(2)(43).

      1.32 "THIRD PARTY CLAIM" shall mean a claim asserted by a person, not a Party or an Affiliate of the Party. It shall not include a claim if such third party's knowledge of facts giving rise to such claim was derived, in whole or in part, by a disclosure made subsequent to the date hereof by the Purchaser (or any Affiliate thereof), if a reasonably prudent person would believe that such disclosure could lead to an otherwise Third Party Claim other than a disclosure made (i) pursuant to an order from an appropriate governmental entity or (ii) in a deposition or other discovery proceeding (iii) as reasonably deemed necessary in an unrelated claim or (iv) that is legally required to be made to any regulatory authority or to holders or prospective purchasers of Purchaser's securities (including, without limitation, in a 144A offering memorandum or prospectus).


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      1.33  The following terms shall have the meaning given such terms in the
Sections set forth beside such terms:

            (a) "Action" in Section 11.3;
            (b) "Additional Defenses" in Section 11.3;
            (c) "Additional Payment" in Section 3.1(b);
            (d) "Agreement" in the Preamble;
            (e) "Applicable Period" in Section 24.2;
            (f) "Associated Personal Property" in Section 2.1;
            (g) "AT&T" in the Preamble;
            (h) "Completion Notice" in Section 5.2;
            (i) "Confidential Information" in Section 26.4;
            (j) "Disclosing Party" in Section 26.4;
            (k) "Event of Default" in Sections 16.2, 16.4, and 16.5;
            (l) "Existing Properties" in Section 23.3;
            (m) "Existing Underlying Rights" in Section 10.1;
            (n) "Fiber Acceptance Criteria" in Section 5.1;
            (o) "Fiber Acceptance Date" in Section 5.2;
            (p) "Finally Determined Taxes and Fees" in Section 14.7;
            (q) "Initial Payment" in Section 3.1;
            (r) "Installation Delay" in Section 4.5;
            (s) "Interest Holder" in Section 9.3;
            (t) "Intermediary" in Section 23.3;
            (u) "Material Deviation" in Section 2.2;
            (v) "Material Fiber Deviation" in Section 24.2;
            (w) "Net Income Based Impositions" in Section 14.5;
            (x) "Notice" in Section 19.1;
            (y) "Officers" in Section 19.1;
            (z) "Payment Default" in Section 16.1;
            (aa) "Phase Purchase Price in Section 3.3;
            (bb) "Potentially Responsible Parties" in Section 4.5;
            (cc) "Proposed Transferee" in Section 23.2(a);
            (dd) "Purchase Price" in Section 3.1;
            (ee) "Purchased Assets" in Section 2.1;
            (ff) "Purchaser" in the Preamble;
            (gg) "Purchaser Review Period" in Section 5.2;
            (hh) "Purchaser's Optional Fiber" in Section 2.4;
            (ii) "Purchaser Strands" in Section 2.1;
            (jj) "Receiving Party" in Section 26.4;
            (kk) "Regulations" in Section 18.1;
            (ll) "Reimbursable Imposition Amount" in Section 14.4;
            (mm) "Right of First Refusal" in Section 23.2(a);
            (nn) "Space Agreement" in Section 2.1;
            (oo) "System Route" in Recital A;
            (pp) "Total RU Portion" in Section 2.1;
            (qq) "Transfer" in Section 23.2;


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            (rr) "Transfer Notice" in Section 23.2(a);
            (ss) "Underlying Rights" in Section 9.1;
            (tt) "Upgraded Subdivision" in Section 2.4.
            (uu) "IRU Links" in Section 2.1

                                   ARTICLE II
                        SALE OF FIBER IN THE AT&T SYSTEM

      2.1 Effective with respect to a Phase 1 Fiber or Phase 2 Fiber for each particular Link delivered by AT&T to Purchaser hereunder upon the occurrence of the applicable Phase Closing Date, AT&T hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from AT&T, (i) except with respect to the IRU Links, either (a) ownership of and title to the Subject Strands as described in Exhibit A, or (b) with respect to any Subject Strands located on any Segment or Link (or other portion of the AT&T System) in which AT&T does not have the right to sell the Subject Strands as described in Exhibit A, the right to use such Subject Strands on such Segment (or other portion) for the purposes set forth herein and (ii) with respect to the IRU Links, the right to use such Subject Strands on each Link for the purposes set forth herein (the IRU Links and the portion of the AT&T System provided for in subclause (i)(b) above being call the "Total RU Portion), the rights in clauses (i) and (ii) to be made available to Purchaser in the AT&T System in the Links and along the System Route more specifically described in the maps included in Exhibit B hereto; and
(iii) with respect to the rights under each of clauses (i) and (ii) above, a license for such Subject Strands to occupy the Conduit in which such Strands are located, and to the extent provided in Article VII herein and Exhibit I attached hereto, associated Regeneration Facilities (collectively, the "Associated Personal Property"), all on the terms and subject to the covenants and conditions set forth herein (all of the assets and rights described in this are collectively, the "Purchased Assets"). Those Segments (other than IRU Links) in which AT&T does not believe it has the right to sell Strands shall be set forth on a schedule to be delivered to Purchaser on or before December 31, 2001. The rights in the Fibers acquired by Purchaser pursuant to this Agreement are referred to collectively as the "Purchaser Strands." The Parties recognize and agree that Purchaser shall acquire no ownership interest pursuant to the terms of this Agreement in the fiber optic cable and sheaths in which the Strands are, or are to be, located. Nothing contained in this Agreement shall grant to Purchaser any right to enter onto the lands on which the AT&T System is or will be located, or otherwise physically take possession of, or exercise physical dominion over, the AT&T System, except as set forth in Exhibit I. It is recognized and agreed that Purchaser has and shall have no right to use Fibers included in a Phase for any Link prior to the applicable Phase Closing Date.

      2.2 The Parties acknowledge and agree that the specific route of any Link that has not been finally designed or engineered, or with respect to which a right-of-way agreement has not been obtained as of the date hereof, is subject to final determination by AT&T, based on specific engineering, right-of-way, permitting, authorization and other requirements; provided, however, that (i) no deviation in the route of any Link as set forth in the maps included in Exhibit B shall result in a Material Deviation (as defined below) in the System Route as set forth in Exhibit B; and (ii) once the final route of any Link has been so determined, AT&T shall deliver to Purchaser corresponding revisions to the relevant maps included in Exhibit B hereto. AT&T shall exercise commercially reasonable efforts to provide prompt notice to Purchaser of any Material Deviation. As used herein, the term "Material Deviation" shall mean a deviation in the


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general route of a Link that (A) modifies the System Route architecture in a manner that breaks a ring, creates a spur or breaks the contiguous nature of Links or (B) otherwise results in the AT&T System not having the POPs set forth on Exhibit C.

      2.3 It is understood and agreed as between the Parties, that notwithstanding any other provision of this Agreement except with respect to the IRU Links, the sale by AT&T to Purchaser of the Purchased Assets shall be treated as a sale and purchase for accounting and federal and all applicable state and local tax purposes, and that from and after the Phase Closing Date with respect to the Fibers so delivered on such date, Purchaser shall be treated as the owner of the Purchaser Strands and the other Purchased Assets. The Parties agree to file their respective income tax returns, property tax returns and other returns and reports for their respective taxes on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

      2.4 From and after the Phase 2 Closing Date for each Link (other than Fibers installed prior to January 1, 2000, for which the rights set forth herein shall apply from and after the date hereof), if AT&T should choose to install additional fibers ("Purchaser's Optional Fibers") in all or any portion of such Link (an "Upgraded Subdivision"), then Purchaser may, at its option in accordance with the further provisions of this section, participate in all such fiber placement through the installation of Dark Fiber in such Upgraded Subdivision of the type it designates in all or any portion of the AT&T System in which AT&T makes any such upgrade. Purchaser may install any number of fibers in the Upgraded Subdivision but the number of the Purchaser Optional Fibers installed pursuant to this Section 2.4 shall not exceed two hundred percent (200%) (subject to the further provisions hereof) of the total number of Subject Strands described under Purchaser's Phase 1 Fibers and Purchaser's Phase 2 Fibers in Exhibit A. AT&T shall provide Purchaser notice of its intention to install such Additional Installed Fiber, and Purchaser shall have the right, within 90 days after the receipt after such notice, to give written notice to AT&T of its election to participate in the Additional Installed Fiber in such Upgraded Subdivision, and if it is electing to do so, the number of Fibers it elects to have AT&T install. Such written election shall be made by Purchaser with respect to each Upgraded Subdivision, and shall only apply to the first Additional Installed Fiber in any Upgraded Subdivision. Should Purchaser fail to make any written election within the 90 day period, it shall be deemed to have elected not to participate in the Additional Installed Fiber in such Upgraded Subdivision. No election made with respect to any Upgraded Subdivision shall affect Purchaser's election with respect to subsequent Upgraded Subdivision of such Link or other Links. Purchaser shall reimburse AT&T for the proportional share of the price of Dark Fiber including shipping, taxes, installation, splicing and testing installed pursuant to this Section 2.4 (based upon the number of Fibers which it elects to install to the total number of Fibers installed by AT&T in such conduit in such Upgraded Subdivision (the "proportionate completion cost"). With respect to any Upgraded Subdivision in which Purchaser elects to participate, AT&T shall provide notice not less than ninety (90) days prior to the completion of such installation an estimate of the proportionate completion cost, and of the estimated date of which it anticipates the installation to commence (a "commencement date"). Purchaser shall make payment to AT&T of the estimated proportionate completion cost on or before the commencement date, which shall be subject to a true up following the completion of the installation of the Additional Installed Fiber in such Upgraded Subdivision, to take place within 90 days following the completion of such installation. If Purchaser shall fail to make payment for both such Fiber and for the estimated


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proportionate completion cost on or before the expiration of thirty (30) days after such commencement date, then AT&T may proceed to sell any such Additional Installed Fiber in the Upgraded Subdivision, with any proceeds received in such sale to be offset against the damages otherwise resulting from Purchaser's failure to make such payment. It is provided, however, that with respect to any Upgraded Subdivisions in (i) Link 15 between San Jose, California and San Francisco, (ii) Link 54 between Newark, New Jersey and New York City and (iii) Link 49 (New York City Metro), Purchaser may only elect to install up to that number of Purchaser Optional Fibers pursuant to this Section 2.4 which equals 100% of the total number of Phase 1 Fibers and Phase 2 Fibers described on Exhibit A with respect to such Links. In the event that AT&T does not have a suitable conduit available for the installation of additional fibers as of the Phase 2 Closing Date for such Link pursuant to this agreement, AT&T shall credit an amount equal to One Hundred Fifty ($150) dollars per mile for each of the Purchaser Optional Fibers described in Exhibit A for all such Links. Such credit shall be accounted for in the true up described in Section 3.1 below.

                                  ARTICLE III
                    CONSIDERATION FOR SALE AND PAYMENT TERMS

      3.1 (a) In consideration of the sale of the Purchased Assets hereunder by AT&T to Purchaser, Purchaser agrees to pay or cause to be paid to AT&T in cash the sum of US One Hundred Ten Million Eight Hundred Ninety Two Thousand Nine Hundred Sixty Dollars ($110,892,960), subject to adjustment as set forth below, for all of the Links (which includes for each such Link, the Purchaser Optional Fibers), which shall be paid as follows: (i) US Eleven Million One Hundred Fifty Three Thousand Two Hundred Sixteen Dollars ($11,153,216), which shall be payable by wire transfer within ten (10) days of the execution of this Agreement and US Ten Million Dollars ($10,000,000) which shall be payable by wire transfer on June 30, 2001 (together the "Initial Payment") and subject to Section 17 herein, shall be applied (until fully credited) against the next payments due to AT&T on the Phase Closing Dates; (ii) US One Million Dollars ($1,000,000) (the "Phase 2 Initial Payment") which shall be payable by wire transfer on July 30, 2004 and
(iii) the Phase Purchase Price for the respective Phases in each Links (less the Initial Payment and the Phase 2 Initial Payment, as appropriate), to be paid on the applicable Phase Closing Dates, except with respect to the IRU Links which will be paid as set forth in paragraph (b) below. Each Phase Purchase Price shall be subject to a true up no later than ninety (90) days after each Phase Closing Date, based upon the difference between the estimated mileage for the applicable Link as set forth in Exhibit A and the actual mileage for such Link as constructed; provided however, that no such adjustment for Link 18 shall exceed three percent (3%) of the total of "Price to Acquire Dark Fiber Phase 1 Delivery" and "Price to Acquire Dark Fiber Phase 2 Delivery" as set forth for such Link on such Exhibit A. The aggregate adjustment to be made pursuant to the preceding sentence shall be reflected by an increase or decrease to the final payment due to AT&T.

      (b) The Phase Purchase Price for Phase 1 of each of the IRU Links shall be payable in equal amounts, the first to be payable on the Phase 1 Closing Date, and the remainder on the anniversary dates of the Phase 1 Closing Date for such Links ("Additional Payment Dates") in the years set forth on Exhibit A therefor (but not including the year of the Estimated Delivery Date Phase 2, as set forth in such exhibit) for which an amount is set forth under the columns "2002 Payments", "2003 Payments" or "2004 Payments"(the "Payment Years"); provided,


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however, that if the Phase 1 Closing Date with respect to a Link does not occur in the same year as the Estimated Delivery Date Phase 1, the Payment Years shall be adjusted to reflect the appropriate years of the succeeding anniversary date(s) of the actual Phase 1 Closing Date. It is further provided that if any Additional Payment Date does not fall on a Business day, such Additional Payment Date shall occur on the next business day following such anniversary date. Each of the payments of the Phase Purchase Price for Phase 1 for the IRU Links, if made, shall entitle Purchaser to the use of the Fibers included in such Phase for such IRU Links as contemplated hereby for the period commencing on the date such payment is due to the next Additional Payment Date; provided, however, that if the final payment for Fibers in Phase 1 is made on the relevant Additional Payment Date, the rights of Purchaser in the Fibers in such Phase for such IRU Link shall remain in force and effect for the duration of the Underlying Rights (as such Underlying Rights may be extended (or assigned to Purchaser) pursuant to the terms of Section 9.2(b) hereof). The Phase Purchase Price for Phase 2 of each of the IRU Links shall be payable in full on the Phase 2 Closing Date.

      3.2 All payments in excess of five thousand ($5,000) to be made by either party hereunder shall be made by wire transfer of immediately available funds in United States dollars to the account or accounts of the payee in writing from time to time.

      3.3 The Phase Closing Date with respect to Phase 1 Fibers for each Link shall occur within thirty (30) calendar days after the Fiber Acceptance Date for such Link, at a time to be specified by AT&T in a notice to Purchaser, which shall specify the applicable Links and the Allocated Phase Value thereof. The Phase Closing Date with respect to Phase 2 Fibers for each Link shall occur on the Estimated Delivery Date Phase 2 (as set forth on Exhibit A), as such Estimated Delivery Date may be extended pursuant to the terms of Article XVIII hereof. On the Phase Closing Date (except with respect to the IRU Links), Purchaser shall pay to AT&T in cash amount equal to the Allocated Phase Value of the applicable Phase for such Link(s) (the "Phase Purchase Price"). Upon receipt of the Phase Purchase Price, AT&T shall execute and deliver to Purchaser any transfer documents relating to the Fibers in the applicable Phase in such Link and the related Purchased Assets which may be reasonably requested by Purchaser, which transfer documents shall not provide to Purchaser any representations, warranties or covenants not otherwise specifically provided herein, all of which shall survive the Phase Closing Date and not merge into such transfer documents.

      3.4 Notwithstanding the provisions of Section 3.3 above, Purchaser may extend the Phase Closing Date(s) with respect to Phase 1 Fibers for one or more Links to a date not later than ninety (90) days after the Fiber Acceptance Date(s) for any such Phase, provided that Purchaser has given AT&T written notice of its intention to do so not less that sixty (60) days prior to the Estimated Delivery Date for that Link. In the event that Purchaser exercises its right to extend a Phase 1 Closing Date, such notice must be accompanied by a down payment of ten percent (10%) of the Phase 1 Purchase Price for such Link in order for such Notice to be effective.

      3.5 Concurrently with the execution of this Agreement, the Parties have executed and delivered the POP Co-Location Agreement, which shall be effective as of the date hereof. The consideration payable to AT&T as set forth in this
Article III shall be separate from, and in addition to, the consideration payable under the POP Co-Location Agreement and Exhibit I.

                                   ARTICLE IV
                         CONSTRUCTION OF THE AT&T SYSTEM

      4.1 AT&T has effected or shall effect the design, engineering, installation, and construction of those portions of the AT&T System as of the date hereof in accordance with the System Route (as it may be modified pursuant to Section 2.2) and in conformity with (i) the construction specifications set forth in Exhibit D and E1 and (ii) the manufacturer's specifications set forth in Exhibit E2.

      4.2 Subject to extension for delays described in Article XVIII, AT&T shall complete or cause to be completed at AT&T's sole cost and expense, all construction, installation, and satisfactory Fiber acceptance testing for each of the Links, including the provision of such Regeneration Facilities on such Link as are required to be provided pursuant to the Exhibit I and the Co-Location Agreement, by the applicable Estimated Delivery Date; provided however that the only remedies for failure to comply with this section are set forth in Section 4.5 below.

      4.3 Except as may be provided herein, AT&T shall, at AT&T's sole cost and expense, including Impositions procure all materials to be incorporated in and to become a permanent part of the AT&T System, including, without limitation, the Regeneration Facilities required to be provided pursuant to the Space Agreement.

      4.4 AT&T shall perform, at AT&T's sole cost and expense, substantially in accordance with AT&T's customary standards and practices and as deemed necessary or appropriate in AT&T's reasonable business judgment, all supervisory and inspection services relating to the construction of the AT&T System. During the course of the construction period of any Link not yet completed, AT&T shall prepare and provide to Purchaser a construction schedule and progress reports periodically. Upon reasonable notice to AT&T, Purchaser shall have the right, but not the obligation, to inspect the construction of each Link, including the installation, splicing and testing of the Purchaser Strands incorporated therein, during the course and at the time of the relevant design, construction and installation period during regular business hours.

      4.5 If the completion of the construction, installation, satisfactory Fiber acceptance testing and a Completion Notice for the Subject Strands concerning a particular Link for Phase 1 Fibers has not occurred or been given by the Estimated Delivery Date for such Phase 1 Fibers as set forth on Exhibit A ("Installation Delay"), AT&T will diligently pursue any action it may have against any contractors, subcontractors and other third parties who may be responsible for such Installation Delay ("Potentially Responsible Parties") to the same extent that it would if AT&T owned the entire interest in the AT&T System. In the event that AT&T does not provide a satisfactory Completion Notice prior to ninety (90) days after the Estimated Delivery Date Phase 1 for any particular Link subject to Article 18.1, then Purchaser shall be entitled to the following as Liquidated Damages: Beginning on the ninety first day after the Estimated Delivery Date Phase 1, Seventy Five Thousand ($75,000) Dollars per month for each Link not completed, subject to a limit (the "Cap") of five percent (5%) of the total Allocated Phase Value for Phase 1 and Phase 2 of such Link set forth on Exhibit A. If the Completion Notice is not given by the earlier of (a) the date on which the Cap for such Link is reached, unless AT&T elects, at its discretion, to waive the Cap and continue the payment, or (b) the expiration of eight (8) months from the Estimated Delivery Date Phase 1, Purchaser may elect to delete such Link from this Agreement and be refunded any deposit made by Purchaser with respect to such Link. Upon Purchaser's written request, AT&T shall make available for inspection by Purchaser, at AT&T's offices during regular business hours, upon reasonable notice to AT&T with such notification to be made at least fourteen (14) business days in advance, copies of all information, documents, agreements, reports, permits, drawings and specifications generated, obtained or acquired by AT&T in performing its duties pursuant to this Article IV that are material to the sale of the Purchased Assets to Purchaser, subject only to the conditions that (i) the terms of each such document or the legal restrictions applicable to such information or document permit disclosure; provided however that AT&T would represent that no such documents omitted would contain information which would result in a material adverse effect on the Subject Strands.

      4.6 If requested by Purchaser, AT&T shall deliver to Purchaser as built drawings with respect to any Link with reasonable promptness after receiving such a request.

                                   ARTICLE V
                   ACCEPTANCE AND TESTING OF PURCHASER STRANDS

      5.1 Prior to the Purchaser's acceptance of any Link, AT&T has completed or shall have completed testing on such Link to determine whether the Purchaser Strands meet the technical specifications provided in Exhibit E1 and E2. Such testing shall be conducted in accordance with the fiber acceptance testing procedures specified in Exhibit E-1 ("Fiber Acceptance Criteria") and shall progress span by span along each Link as cable splicing progresses, so that test results may be reviewed in a timely manner. For any Links or portions thereof where fiber acceptance testing has not yet been completed; and if notified by Purchaser in writing not less than fourteen (14) days in advance of the date that such testing is estimated to take place according to a schedule to be supplied by AT&T to Purchaser. Upon request therefor by Purchaser, AT&T shall provide Purchaser with the available testing schedule indicating AT&T's current view of the time and location for each fiber acceptance testing for Span(s) between LGX Panel locations. To the extent that the applicable testing schedule is not available when requested by Purchaser, AT&T shall advise Purchaser of the time at which it expects such schedule to be available. Purchaser shall have the right to arrange with the AT&T personnel coordinating fiber testing to observe such testing by arranging to be at the specified test location(s) when AT&T is conducting such fiber testing. It shall be the Purchaser's obligation to coordinate any such visits in accordance with AT&T's current schedule.

      5.2 When AT&T reasonably determines in good faith that the Purchaser Strands with respect to an entire Link are installed and operating in conformity with the applicable specifications set forth in Exhibit(s) E-1 and E-2 including provisioning of required space for the Purchaser's initial requirements in AT&T's Regeneration and Optical Amplifier Huts for the purpose of placement of the Purchaser's Optical Amplifier and associated equipment (provided that AT&T has been notified in writing of the Purchaser's racking and power requirements at least sixty (60) days in advance of the Estimated Delivery Date Phase 1 for such Link), AT&T shall promptly provide written notice (a "Completion Notice") of same to Purchaser accompanied by the acceptance test results containing the HSLGX to HSLGX loss readings in CD Rom or written format, if not previously provided. It is provided, however, that if (a) the Estimated Delivery Date Phase 1 is extended pursuant to the provisions of Article XVIII hereof, or (b) if the Phase Closing Date for Phase 1 Fibers with respect to such Link shall be extended, Purchaser's notice with respect to its racking and spacing requirements shall be deemed timely as long as the same is given to AT&T sixty
(60) days in advance of the extended Estimated Delivery Date or the revised Phase 1 Closing Date, as applicable. In no event will AT&T deliver a Completion Notice with respect to any Link prior to the Estimated Delivery Date for the entire Link without the written consent of Purchaser. Purchaser shall, within fourteen (14) days of receipt of the Completion Notice, either reject the Completion Notice specifying, in good faith, the reasons for rejection or give AT&T written notice of acceptance (the period from the date of Purchaser's receipt of the Completion Notice to the date of AT&T's receipt of Purchaser's notice of rejection or acceptance being referred to herein as the "Purchaser Review Period"). In the event Purchaser rejects the Completion Notice, AT&T shall promptly, and not later than twenty-one (21) days, and at no cost to Purchaser, commence to remedy the defect or failure. Thereafter AT&T shall again give Purchaser a Completion Notice with respect to such Purchaser Strands. If Purchaser again rejects the Completion Notice, either Party may elect to refer this matter to the dispute resolution procedure set forth in Article XIX. Any failure by Purchaser to timely reject a Completion Notice as set forth above shall conclusively be a deemed acceptance of such Completion Notice for purposes of this Agreement. The date when Purchaser accepts or is deemed to have accepted a Completion Notice with respect to a Link is herein defined as the "Fiber Acceptance Date." Notwithstanding anything to the contrary in this Agreement, Purchaser may only reject any specific Completion Notice for defects or failures in the Fiber delivered or remedial work performed pursuant to that Completion Notice, and may not reject any specific Completion Notice for defects or failures in Fiber delivered or remedial work performed pursuant to an earlier Completion Notice which Purchaser did not specifically identify in a rejection of that earlier Completion Notice.

                                   ARTICLE VI
                                  DOCUMENTATION

      6.1 INTENTIONALLY DELETED

                                  ARTICLE VII
             NETWORK ACCESS AND MAINTENANCE; REGENERATION FACILITIES

      7.1 AT&T and Purchaser shall on the date hereof enter into the POP Co-Location Agreement. Exhibit I relates to AT&T's hut locations that provide for the co-location of Purchaser's equipment, the interconnection of the Subject Strands, the provision by AT&T of Regeneration OP/ Amp Facilities and other equipment necessary for the use of the Subject Strands, and the operation and maintenance of the AT&T System. Access to the Purchaser's fibers following acceptance shall be made at an LGX Panel or at other termination devices that are substantially the same as an LGX Panel unless otherwise agreed upon.

            (a) From and after the Phase Closing Date with respect to Fibers included in the applicable Phase for a Link, the maintenance of the portion of the AT&T System comprising the Fibers in such Phase shall be provided in accordance with the maintenance requirements and procedures set forth in the Plant Protection Maintenance Agreement (Exhibit J). The fees and costs for Plant Protection are set forth in Exhibit J.

            (b) In the event the Purchaser requires future connections to the cable at new LGX Panels or Connecting Points in the cable requested by Purchaser, the connecting points requested by the Purchaser will be subject to AT&T's consent, prior to permitting such access. The Connecting Points in a Link will be limited based on the Parties' mutual agreement regarding fiber optic loss criteria, manhole and hand hole access and the number of splice points and slack loops left in the cable. This access shall be made by cable stub or other substantially similar method and taken to the Purchaser requested handoff point which will be outside of AT&T's cable, manholes, hand holes, right of way or other like facilities. The consent required by AT&T hereunder shall not be unreasonably withheld and shall be consistent with sound management and engineering practices.

            (c) AT&T will perform or cause to perform any such connections.

            (d) For any future cable connections required in the Subject Fibers by the Purchaser, Purchaser shall notify AT&T in writing not less than ninety (90) days in advance of the date the connection is requested to be completed. Planned cable intrusions (PCI) or other work activities contemplated by this section and the actual connection date will be coordinated by the Parties and unless restricted by law, government entities, right of way owners or permitting agencies, will be completed no later than thirty (30) days after the requested date by Purchaser unless mutually agreed by both Parties.

            (e) In addition to the Purchase Price payable under Article III above, Purchaser shall reimburse AT&T for cable connection at the actual costs thereof including materials used and labor plus 15% which amount(s) shall be paid by the Purchaser within thirty (30) days of the date of receipt for the invoice provided by AT&T.

                                  ARTICLE VIII
                                   OPERATIONS

      8.1 To the extent consistent with the other provisions of this Agreement, Purchaser shall have full and complete control and responsibility for determining any network and service configuration or designs, routing configurations, re-grooming, rearrangement or consolidation of channels or circuits and all related functions with regard to the use of Purchaser's Fibers.

                                   ARTICLE IX
                     PERMITS; UNDERLYING RIGHTS; RELOCATION

      9.1 AT&T covenants and agrees that it shall obtain during the course of construction of, and in any event on or before the completion of Conduit installation with respect to, each Link to be delivered hereunder, all rights, licenses, permits, authorizations, and approvals (including, without limitation, any necessary local, state, federal or tribal authorizations and environmental permits) that are necessary in order to permit AT&T to construct, install, operate and maintain and transfer the license for the Subject strands to occupy the Conduit in which the Subject Strands are (or shall be) located to be encompassed in such Link and construct, install, operate maintain and convey ownership or the right of use of the Subject Strands for the purposes set forth herein (collectively, the "Underlying Rights"). In the event that AT&T fails to fulfill its obligations in the preceding sentence, the Purchaser's sole remedy will be as set forth in this Section 9.1 (except as set forth in 11.1.1 of this Agreement). If a Third Party Claim shall be asserted with respect to a Link, which would if the facts alleged therein were true result in AT&T not having the legal right to permit the Subject Strands to be located on the lands covered by the Underlying Rights and/or transfer the license for the Subject Strands to occupy the conduit to Purchaser or other wise prevent Purchaser from being entitled to the interests in the subject Strands contemplated by clause (i) and (ii) in Article 2.1 (a "Loss of Rights"), AT&T shall defend such Third Party Claim at its sole cost and expense, and shall indemnify Purchaser against any damages that might be assessed against Purchaser arising from such Third Party Claim except to the extent arising from acts or omissions of Purchaser. If such Third Party Claim results in a Loss of Rights, then AT&T shall either (a) acquire the necessary legal right to permit the Subject Strands to be located on the lands comprising such Segment, (b) relocate such Segment at AT&T's sole cost and expense in accordance with the provisions of Section 9.3 below, or (c) be responsible for all actual damages sustained by Purchaser (without giving effect to the provisions of Article XII hereof) as a result of the Loss of Rights regarding such Segment, but in no event shall such damages with respect to any Segment(s) in a Link exceed the "Proportionate Part (as hereinafter defined) of the Phase Purchase Price attributed to such Link. As used herein, the term "Proportionate Part" shall mean (A) with respect to a Loss of Rights occurring within 10 years from the Phase Closing Date, as determined separately with respect to each Phase (the "10 Year Period"), 100% of the Phase Purchase Price attributable to Fibers included in such Phase for such Link, and
(B) with respect to a Loss of Rights occurring after the 10 Year Period, that portion of the Phase Purchase Price attributable to the applicable Link, multiplied by the following fraction: (A) the numerator of such fraction shall be the remainder derived by subtracting from 180 the number of months which have elapsed (if any) from the Ten Year Period to the date that the Loss of Rights causes Purchaser to terminate its use of the Fibers in the applicable Phase for such Link; (B) the denominator of such fraction shall be 180. The remedies set forth in this section shall be Purchaser's sole remedies with respect to all matters covered by this Section 9.1, without regard to whether such matter might otherwise constitute an actionable breach of a covenant hereunder or a default of AT&T hereunder.

      9.2 AT&T further covenants and agrees that, with respect to each Underlying Right that is necessary in order to own the Purchaser Strands sold hereunder, and to permit Purchaser to exercise its rights to use the Associated
Property:

            (a) AT&T shall observe and perform, in all material respects, its obligations under each document, agreement or instrument granting or conveying such Underlying Right to AT&T; and

            (b) If the stated term of such Underlying Right expires less than twenty seven years (27) from December 9, 2000, then prior to such expiration, AT&T shall exercise any renewal rights it has, and shall exercise its best effort to obtain any renewal rights thereunder, or otherwise acquire such extensions, additions and/or replacements as may be necessary, in order to cause the stated term thereof to be continued for an additional period or periods lasting until the earlier of (A) twenty seven (27) years from December 9, 2000 or (B) the expiration of the economically useful life of the applicable Subject

      Strands, as reasonably determined by Purchaser. In the event that AT&T has the right to renew the term of such Underlying Rights for a term extending beyond twenty seven (27) years from the date hereof, or the economic useful life of the Subject Strands and chooses not to exercise such rights, AT&T shall assign the right to Purchaser to the extent it has the right to do so, then Purchaser shall have the right at its sole cost and expense to exercise such renewal rights for the Purchasers Subject Strands. With respect to the Total RU Portion, the term of the right of use to be acquired by Purchaser therein shall be for the full term of the Underlying Rights of AT&T therein, with AT&T having the same obligations (and Purchaser having the same rights) under this Section 9.2(b) pertaining to such Total RU Portion as exist under this section with respect to the remainder of the Subject Strands. It is provided, however, that notwithstanding any other provision hereof, with respect to Links
      33.1 and 33.2, while AT&T agrees to exercise any renewal rights it may have or to assign any renewal rights it does not intend to exercise to Purchaser with respect to such Links, AT&T shall have no obligations to obtain any renewal rights (or extensions, additions and/or replacements thereto) with respect to the Underlying Rights in such Link.

      9.3 If, after the Phase Closing Date with respect to any portion of a Link, AT&T is required to relocate all or part of a Link by a third party with legal authority to so require (including, without limitation, the grantor of an Underlying Right), Purchaser shall reimburse AT&T for its proportionate share of the costs of such relocation of the portion of the Link so relocated, reduced by such amount, if any, of the portion of such costs as are reimbursed to AT&T by the party requiring such relocation, as follows: (i) if the affected portion of the Link includes any Conduit other than the Conduit housing the Subject Strands for which AT&T is responsible for relocation costs, the total costs of relocation of the Conduits (e.g., relocation of the Conduits only without regard to whether the Conduits contain fibers) shall be allocated based on the overall number of Conduits relocated; (ii) such costs allocated to the Conduit carrying the Purchaser Strands plus the costs associated with the relocation of the Fiber shall be further allocated to Purchaser based on Purchaser's proportionate share of (A) all costs of Fiber acquisitions, splicing and testing, prorated based on the total fiber count in the affected Cable, as so relocated, and (B) all other costs associated with the relocation of the Conduit housing the affected Cable, prorated based on (x) the total number of owners (including AT&T) and holders of a right of use or equivalent interests (including long-term lessees) (each, an "Interest Holder") in the affected Cable, as so relocated and (y) the numbers of fibers to which such owners' interest relates. If such relocation is necessary as a result of a Third Party Claim of AT&T's failure to fulfill its obligations as set forth in Section 9.1 or a failure of AT&T to observe and perform its obligations under such Underlying Rights or this Agreement, then any such relocation shall be at AT&T's sole cost and expense. For a period of one (1) year from the date such relocation is commenced, Purchaser shall have the right to review and audit all costs incurred in connection with such relocation. If requested by Purchaser, AT&T shall deliver to Purchaser updated as built drawings with respect to the relocated Link. Any condemnation or taking under the power of eminent domain of all or any portion of a Link shall be deemed a relocation required by a third party with legal authority to so require, and such affected Link, or portion thereof, shall be relocated in accordance with this Section 9.3 and any condemnation proceeds received by AT&T (net of all costs incurred by AT&T in connection therewith) shall be applied to such relocation as provided above.

      9.4 Notwithstanding the other provisions of this Agreement, all franchises, operational licenses and other similar governmental approvals required for the use of the Strands for Purchaser's business, shall be Purchaser's sole responsibility.

                                   ARTICLE X
                               USE OF AT&T SYSTEM

      10.1 INTENTIONALLY DELETED

      10.2 Purchaser represents, warrants and covenants that it will use the Purchased Assets in compliance with (i) all applicable government codes, ordinances, laws, rules, regulations and/or restrictions, and (ii) the Underlying Rights.

      10.3 AT&T agrees and acknowledges that, except as provided in the Space Agreement, it has no right to use the Purchaser Strands included in any Phase from and after the Phase Closing Date through the remainder of the period in which Purchaser's rights hereunder in the applicable Purchaser Strands shall remain in force and effect pursuant to the other terms hereof.

      10.4 Purchaser shall keep any and all of the AT&T System, other than the Purchased Assets, free from any liens, rights or claims of any third party attributable to Purchaser.

      10.5 Purchaser and AT&T shall promptly notify each other of any matters pertaining to, or of the occurrence (or impending occurrence) of, any event which could give rise to any damage or impending damage to, or loss of, the AT&T System that are known to such Party. Without limiting the generality of the foregoing, AT&T shall promptly forward to Purchaser a copy of any notice of default received by AT&T with respect to its obligations under any Underlying Right if such default is not promptly cured by AT&T and would, if not cured, materially and adversely affect the Purchased Assets.

      10.6 Purchaser shall not use the Subject Strands in a way which physically interferes in any way with or adversely affects the use of the Fibers or Cable of any other person or entity using the AT&T System, it being expressly acknowledged that the AT&T System includes or will include other participants, including AT&T and other owners or users of Strands or Fiber and telecommunication system operations. AT&T shall not use, or permit any third party to use, any other Fibers in the AT&T System in a way which materially interferes with or adversely affects the use of the Purchaser Strands.

      10.7 Purchaser and AT&T each agree to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder by any governmental or regulatory agency or authority.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 (a) Subject to the provisions of Articles XII and XVI, AT&T hereby releases and agrees to indemnify, defend, protect and hold harmless Purchaser, its affiliates and each of their employees, officers and directors, from and against, and assumes liability for:

            (i) any injury, loss or damage to any person or entity (including Purchaser), or to the tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting a default by AT&T in the performance of its obligations or breach of its representations under this Agreement; and

            (ii) any claims, liabilities or damages, including reasonable attorneys' fees and costs, arising out of any violation by AT&T of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with the performance of its obligations under this Agreement.

      (b) Subject to the provisions of Articles XII and XVI, Purchaser hereby releases and agrees to indemnify, defend, protect and hold harmless AT&T, its affiliates and each of their employees, officers and directors, from and against, and assumes liability for:

            (i) any injury, loss or damage to any person or entity (including AT&T), or to the tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from a default by Purchaser in the performance of its obligations or breach of its representations under this Agreement (including, without limitation, any default by Purchaser in the performance of its obligations under Article X with respect to its use of the AT&T System); and

            (ii) any claims, liabilities or damages, including reasonable attorneys' fees and costs, arising out of any violation by Purchaser of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with its use of the Purchased Assets or the performance of its obligations under this Agreement.

      11.2 The Parties agree to promptly provide each other with notice of any lawsuit, judicial, administrative or other dispute resolution action or proceeding, or claim of which it becomes aware and which it believes may result in an indemnification obligation hereunder (each, an "Action"); PROVIDED that the failure to provide any such notice shall not affect the indemnifying Party's indemnification obligation unless the indemnifying Party is actually prejudiced by the failure to receive such notice. After receipt of any such notice, if the indemnifying Party shall agree to do so, then the indemnifying Party shall be entitled, (i) to take control of the defense and investigation of such Action,
(ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying Party and the indemnified Party and the indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified Party that are different from or additional to those available to the indemnifying Party ("Additional Defenses"), in which case the indemnified Party shall also have the right to employ its own counsel in any such case to deal with its Additional Defenses with the reasonable fees and expenses of such counsel being borne by the indemnifying Party, and (iii) to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the indemnified Party, such consent not to be unreasonably withheld. Notwithstanding anything in this Section 11.3 to the contrary, (i) if there is a reasonable probability that an indemnifiable claim may materially adversely affect the indemnified Party, other than as a result of money damages or other money payments, the indemnified Party shall have the right to participate in such defense, compromise or settlement and the indemnifying Party shall not, without the indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any indemnifiable claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified Party a release from all liability in respect of such indemnifiable claim.

      11.3 Nothing contained herein shall operate as a limitation on the right of either Party to bring an action for damages against any third party, including but not limited to indirect, special or consequential damages, lost revenues and profits based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the Subject Strands or the AT&T System; PROVIDED, HOWEVER, that each Party shall, execute such documents and do whatever else may be reasonably necessary to enable the other Party to pursue any such action against such third party. The obligations of the Parties under this Article XI shall survive any termination of this Agreement.

                                  ARTICLE XII
                             LIMITATION OF LIABILITY

      12.1 Notwithstanding any provision of this Agreement to the contrary, except to the extent caused by its own willful misconduct, neither Party shall be liable to the other Party for any special, incidental, indirect, punitive or consequential damages, whether foreseeable or not, arising out of, or in connection with such Party's failure to perform its respective obligations or breach of its respective representations hereunder, including, but not limited to, loss of profits or revenue (whether arising out of transmission interruptions or problems, any interruption or degradation of service or otherwise), cost of capital, or claims of customers, in each case whether occasioned by any construction, reconstruction, relocation, repair or maintenance performed by, or failed to be performed by, the other Party or any other cause whatsoever, including breach of contract, breach of warranty, negligence, or strict liability, all claims with respect to which such special, incidental, indirect, punitive or consequential damages are hereby specifically waived. Nothing contained herein shall be construed to affect AT&T's obligations as set forth in Section 4.5, which the Parties acknowledge are the sole rights and remedies for Installation Delays.

                                  ARTICLE XIII
                                    INSURANCE

      13.1 During the construction period with respect to any Link, and until the initial Phase Closing Date with respect thereto, AT&T shall maintain and require its subcontractors to procure and maintain in force the following insurance coverage from companies lawfully approved to do business in the state where the construction will be performed:

            (a) not less than $5,000,000 combined single-limit commercial general liability insurance, on an occurrence basis, for personal injury and property damage, including, without limitation, injury or damage arising from the operation of equipment and liability for completed operations;

            (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per claim;

            (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of vehicles, with limits of not less than $2,000,000 per occurrence;

            (d) umbrella liability insurance shall be provided with combined single limit for bodily injury and property damage of not less than $50,000,000 per occurrence and annual aggregate; and

            (e) any other insurance coverage's, including railroad protective liability insurance with combined single limit for bodily injury and property damage of not less than $2,000,000 per occurrence and $6,000,000 annual aggregate, required pursuant to AT&T's right-of-way agreements with railroads or other third parties.

      13.2 AT&T shall require its subcontractors who are engaged in connection with the construction of the AT&T System to maintain insurance in the types and amounts as would be obtained by a prudent person to provide adequate protection against loss. In all circumstances, AT&T shall require its subcontractors to carry a minimum limit of $1,000,000 per occurrence or claim and in the aggregate in commercial general liability, and employers' liability, as well as workers' compensation insurance in amounts required by applicable law. Purchaser shall be listed as an additional insured on all policies set forth above, except workers' compensation. AT&T shall provide to Purchaser a certificate of insurance evidencing such insurance coverage. Evidence of insurance furnished shall contain a clause stating Purchaser "shall be notified in writing prior to any cancellation of, or any material change or new exclusions in the policy."

      13.3 Following the initial Phase Closing Date with respect to each Link, each Party shall procure and maintain in force, at its own expense:

            (a) not less than $5,000,000 combined single limit commercial general liability insurance, on an occurrence basis, for personal injury and property damage, including, without limitation, injury or damage arising from the operation of vehicles or equipment and liability for completed operations;

            (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per claim;

            (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of vehicles, with limits of not less than $2,000,000 per occurrence;

            (d) umbrella liability insurance shall be provided with combined single limit for bodily injury and property damage of not less than $50,000,000 per occurrence and annual aggregate; and

            (e) any other insurance coverages with combined single limit for bodily injury and property damage of not less than $2,000,000 per occurrence and $6,000,000 annual aggregate, specifically required of such party pursuant to AT&T's right-of-way agreements with railroads or other third parties.

      13.4 Both Parties expressly acknowledge that a Party shall be deemed to be in compliance with the provisions of this Article XIII if it maintains an approved self insurance program providing for a retention of up to $1,000,000. If either Party provides any of the foregoing coverages on a claims-made basis, such policy or policies shall be for at least a three-year extended reporting or discovery period. Unless otherwise agreed, Purchaser's and AT&T's insurance policies shall be obtained and maintained with companies rated "A" and financial size Category Class VII or better by Best's Key Rating Guide and each Party shall provide the other with an insurance certificate confirming compliance with this requirement for each policy providing such required coverage.

      13.5 In the event either Party fails to obtain the required insurance or to obtain the required certificates from any contractor and a claim is made or suffered, such Party shall indemnify and hold harmless the other Party from any and all claims for which the required insurance would have provided coverage. Further, in the event of any such failure which continues after seven (7) days' written notice thereof by the other Party, such other Party may, but shall not be obligated to, obtain such insurance and will have the right to be reimbursed for the cost of such insurance by the Party failing to obtain such insurance.

      13.6 In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided above, the Party carrying such coverage shall make good-faith efforts to pursue such claim with its carrier.

      13.7 Each of Purchaser and AT&T shall obtain from the insurance companies providing the coverages required by this Agreement the permission of such insurers to allow such Party to waive all rights of subrogation, and such Party does hereby waive all rights of said insurance companies to subrogation, against the other Party, its parent corporation, affiliates, subsidiaries, assignees, officers, directors, and employees or any other person or entity entitled to indemnity under this Agreement.

                                  ARTICLE XIV
                  TAXES AND FRANCHISE, LICENSE AND PERMIT FEES

      14.1 As used in this Article 14, "Tax" or "Taxes" shall mean any and all taxes, fees, franchise fees, assessments, charges, duties, levies, charges or withholdings of any nature, together with any penalties, fines or interest thereon, imposed by any authority having the power to tax, including any city, county, state or federal governmental or quasi-governmental agency or taxing district.

      14.2 It is understood and agreed as between the Parties, that notwithstanding any other provision of this Agreement, the sale by AT&T to Purchaser of the Purchased Assets shall be treated as a sale and purchase for federal, state, local and foreign Tax purposes, and that from and after the Phase Closing Date with respect to any Fibers delivered to Purchaser in connection with such closing, Purchaser shall be treated as the owner of the Purchaser Strands so delivered and the other Purchased Assets for all Tax purposes. The Parties agree to file their respective income Tax returns, property Tax returns and other returns and reports for their respective Taxes on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith. Purchaser shall be responsible for all sales, use and other similar Taxes properly applicable to the Purchaser in connection with the purchase of the Strands and other Purchased Assets. AT&T shall be responsible for all sales, use and other similar Taxes properly applicable to AT&T in connection with construction of the AT&T System, including Taxes imposed on AT&T's purchase of Dark Fiber and other materials incorporated into the AT&T System.

      14.3 From and after the Phase Closing Date with respect to any Fibers delivered to Purchaser in connection with such closing, Purchaser shall be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of revenues received by Purchaser pursuant to its use of the Purchaser Strands so delivered and the other Purchased Assets.

      14.4 From and after the Phase Closing Date with respect to any Fibers delivered to Purchaser in connection with such closing, Purchaser shall be solely responsible for any real or personal property Taxes arising from the use of the Purchaser Strands so delivered and the other Purchased Assets.

      14.5 To the extent a Party possesses rights that would exempt it from any taxation, the Parties shall cooperate in good faith so as to allow such Party the opportunity to benefit from any such exemption from Taxes.

      14.6 Except as set forth in Section 14.2, Purchaser shall be responsible for all Taxes properly levied or imposed upon the purchaser in connection with the purchase of the Strands and other Purchased Assets. AT&T shall be responsible for all Taxes properly levied or imposed upon the seller in connection with the sale of the Strands and other Purchased Assets.

                                   ARTICLE XV
                                     NOTICE

      15.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be addressed to the other party as follows:

            If to AT&T:       AT&T Corp.
                              ATTENTION: Stephen R. Allen
                              Division Manager-Network Services
                              900 Route 202/206
                              Post Office Box 752
                              Bedminster, New Jersey  07921
                              Telephone No.: 908-234-8760
                              Facsimile No.: 908-234-8445

            with a copy to:   AT&T Corp.
                              ATTENTION: General Attorney-Network Services
                              Room 3244J1
                              295 North Maple Avenue
                              Basking Ridge, New Jersey  07920

                              Telephone No.: 908-221-7178
                              Facsimile No.: 908-221-7198

                              AT&T Corp.
                              ATTENTION: Jim Bradley
                              900 Route 202-206
                              3C213
                              Bedminster, NJ 07921
                              Telephone No: 908-234-8574
                              Facsimile:908-234-8445
                              E-Mail: jmbradley@att.com

            If to Purchaser:  PF.Net Corp.
                              ATTENTION: Name: Kirby G. Pickle Jr.
                              Title: President & Chief Executive Officer
                              1800 Alexander Bell Drive
                              4th Floor
                              Reston, VA 20191
                              Telephone No.: 703-262-7200
                              Facsimile No.: 703-391-6804

            with a copy to:   PF.Net Corp.
                              ATTENTION:  Phillip Wright
                              Title:  Vice-President Legal
                              500 Kenrick
                              Suite A-5
                              Houston, TX 77060
                              Telephone No.: 281-260-4014
                              Facsimile No.: 703-260-4063

or at such other address as either Party may designate from time to time in writing to the other Party.

      15.2 Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery service, or three (3) days after deposit in the mail when sent by U.S. mail.

      15.3 All invoices concerning payment obligations due to AT&T pursuant to this Agreement shall be addressed to Purchaser as follows:

            PF.Net Corp.
            ATTENTION: Name: David Taylor
            Title: Vice President & Chief Financial Officer
            1800 Alexander Bell Drive

            4th Floor
            Reston, VA 20191
            Telephone No.: 703-262-7200
            Facsimile No.: 703-391-6804

      15.4 All questions concerning payment obligations due to Purchaser or AT&T pursuant to this Agreement shall be addressed to AT&T as follows:

            AT&T Corp.
            ATTENTION: Name: Carol Hawkins
            Title: General Manager AT&T Business Services
            3W 101
            300 Atrium Drive
            Somerset, NJ 08873
            Telephone No.: 732-805-5715
            Facsimile No.: 732-805-6112
            E-Mail : cahawkins@att.com

                                  ARTICLE XVI
                                    DEFAULTS

      16.1 With respect to all payments required to be made by Purchaser hereunder, including, without limitation, payment of the Purchase Price and all other amounts payable by Purchaser hereunder, in the event Purchaser shall fail to make a payment by the date due and payable hereunder, from and after such date such unpaid amount shall bear interest until paid at a rate equal to the rate set forth in Article XXIX. In the event any payment of any portion of the Purchase Price is not paid on the Payment Date (including, without limitation any Additional Payments with respect to IRU Links) on which it is due (a "Payment Default") and remains unpaid for a period of thirty (30) days after the respective Payment Date, and the amount thereof is not in bona fide dispute so long as any amount due and not in dispute is paid, then at the expiration of such thirty (30) day period, then AT&T may elect to terminate this Agreement by giving Purchaser notice of its election to do so, and upon such termination all rights of Purchaser in (a) all Fibers (other than Phase 1 Fibers in an IRU Link) as to which a Phase Closing Date shall not have occurred, and (b) subject to the provisions of Section 17.3 below, all Phase 1 Fibers comprising a Phase included in an IRU Links as to which all payments due on the Additional Payment Dates with respect to such Phase shall not have been made, shall terminate.

      16.2 An "Event of Default" shall exist if any of the following shall occur: (i) the making by Purchaser of a general assignment for the benefit of its creditors; (ii) the filing by Purchaser of a voluntary petition in bankruptcy; (iii) the filing by Purchaser of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief; or (iv) if an involuntary petition in bankruptcy or other insolvency protection is filed against Purchaser and the same is not dismissed within such ninety (90) days.

      16.3 Each of the following shall be deemed a default by Purchaser under this Agreement:

            (a) Failure by Purchaser to perform or observe any other terms, covenant, agreement or condition of this Agreement on the part of Purchaser to be performed and such default continues for a period of forty-five (45) days after written notice thereof from AT&T; PROVIDED, HOWEVER that if such default cannot be cured within such forty-five (45) day period, this period will be extended for an additional period (but not in excess of one hundred twenty (120) days) if Purchaser commences to cure such default within such forty-five (45) day period and proceeds diligently thereafter to effect such cure);

            (b) If Purchaser uses the Purchaser Strands in violation of any law or any unlawful act or undertaking if any such violation could be attributed to AT&T or otherwise result in an adverse effect on AT&T or the AT&T System;

            (c) If Purchaser uses any portion of AT&T's System without having first been issued a required license therefor if any resulting violation or other breach thereof could be attributed to AT&T or otherwise result in an adverse effect on AT&T or the AT&T System; or

            (d) If any authorization which lawfully may be required of Purchaser by any governmental or private authority, other than Underlying Rights, for the Purchaser's Strands within AT&T's System is denied or revoked if any resulting violation or other breach thereof could be attributed to AT&T or otherwise result in an adverse effect on AT&T or the AT&T System.

      16.4 AT&T shall give prompt written notice to Purchaser of the occurrence of any default by Purchaser under Section 16.3. If a default by Purchaser (other than a Payment Default or an Event of Default as set forth in Section 16.2) shall occur and shall have not have been cured with a period of forty five (45) days after AT&T shall have given Purchaser written notice of such failure, an "Event of Default" shall exist; PROVIDED, HOWEVER, that where such failure cannot reasonably be cured within such forty five (45) day period, this period will be extended, for an additional period (but not in excess of one hundred twenty (120) days) if Purchaser commences to cure such default within such forty-five (45) day period and proceeds diligently thereafter to effect such cure).

      16.5 The following events or occurrences shall constitute a default by AT&T under this Agreement:

            (a) Failure by AT&T to perform or observe any other terms, covenant, agreement or condition of this Agreement on the part of AT&T to be performed and such default continues for a period of forty-five (45) days after written notice thereof from Purchaser (provided that if such default cannot be cured within such forty-five (45) day period, this period will be extended, for an additional period (but not in excess of one hundred twenty (120) days) if AT&T commences to cure such default within such forty-five (45) day period and proceeds diligently thereafter to effect such cure);

            (b) If AT&T uses the AT&T System in violation of any law or any unlawful act or undertaking, if such violation could be attributed to Purchaser or otherwise result in an adverse effect on Purchaser or the Purchaser Strands.

      16.6 Purchaser shall give prompt written notice to AT&T of the occurrence of any default by AT&T under this Agreement. If any such default shall occur and continues for forty-five (45) days after receipt of such notice (provided that if such default cannot be cured within such forty-five (45) day period, this period will be extended, for an additional period (but not in excess of one hundred twenty (120) days) if AT&T continues to cure such default within such forty-five (45) day period and proceeds diligently thereafter to effect such cure), an "Event of Default" shall exist.

      16.7 Upon the occurrence of an Event of Default by Purchaser or AT&T, except as otherwise provided in Section 16.1 (or as otherwise set forth in this Agreement), the non defaulting Party may (i) take such action as it determines, in its sole discretion, to be necessary to correct the default and, subject to
Section 12.1, recover from the other Party its reasonable costs incurred in correcting such default, and (ii) pursue any legal remedies it may have under applicable law or principles of equity relating to such default, including specific performance or termination of this Agreement.

                                  ARTICLE XVII
                                   TERMINATION

      17.1 [INTENTIONALLY DELETED]

      17.2 [INTENTIONALLY DELETED]

      17.3 No termination or expiration of this Agreement shall affect the rights or obligations of any party hereto (i) with respect to any then existing defaults or the obligation to make any payment due hereunder prior to termination or (ii) pursuant to Article XI, Article XII, Article XIII or Article XIV herein, which shall survive the expiration or termination hereof or (iii) with respect to (A) Fibers other than Phase 1 Fibers in IRU Links (but including Phase 2 Fibers in IRU Links) as to which the Phase Closing Date shall have occurred, (B) Phase 1 Fibers included in IRU Links as to which all payments due with respect to such Fibers on the Additional Payment Dates shall have been made, and (C) the right of use in Phase 1 Fibers included in IRU Links, for which all applicable payments theretofore due have been made, for the period of time from and after the last Payment Date on which payments regarding Fibers in such IRU Link have been made to the next Additional Payment Date.

      17.4 [INTENTIONALLY DELETED]

                                 ARTICLE XVIII
                                  FORCE MAJEURE

      18.1 Neither Party shall be in default under this Agreement if and to the extent that any failure or delay in such Party's performance of one or more of its obligations hereunder is caused by any of the following conditions (and such Party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay): act of God; fire; flood; fiber, Cable, or other material failure, shortage or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor (it being expressly acknowledged that the Cable that is being acquired for and installed in the AT&T System and that will include the Subject Strands must include higher Fiber counts than that necessary solely for the Subject Strands in order to permit completion of the entire AT&T System); lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"); war or civil disorder; strikes or other labor disputes; failure of a third party to grant or recognize an Underlying Right during the installation of the AT&T System, or any other cause beyond the reasonable control of such Party. The Party claiming relief under this Article XVIII shall notify the other Party in writing of the existence of the event relied on and the cessation or termination of said event and shall continue to exercise commercially reasonable efforts to overcome such event of force majeure. Neither Party's obligations will be excused for more than one hundred eighty (180) days for any force majeure event(s) on a single Link.

                                  ARTICLE XIX
                               DISPUTE RESOLUTION

      19.1 Except as provided in Section 19.3 concerning Intellectual Property Issues, any and all controversies or claims of any nature arising out of or relating to this Agreement or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (the "Claim") shall be resolved solely and exclusively by arbitration by the CPR Institute for Dispute Resolution ("CPR") in accordance with the provisions of this paragraph and the CPR Rules for Non-Administered Arbitration to the extent such rules do not conflict with this paragraph and Agreement. The Respondent's notice of defense shall be served upon the Claimant within ten (10) days after the Respondent receives (in the case of an arbitration commenced against AT&T, notice of arbitration shall not be deemed received unless it references this Agreement and is sent to AT&T's General Attorney Network Services, with copy to the persons to whom any notices under this Agreement must be sent, if any) the notice of arbitration (the date of receipt of notice of arbitration being "Commencement"). The arbitration shall be conducted by one (1) arbitrator mutually selected by the Parties from a CPR Panel. If the Parties cannot mutually agree upon the arbitrator within fifteen
(15) days after Commencement, the Parties shall notify CPR and an arbitrator knowledgeable in the legal and technical aspects of the Claim shall be appointed by CPR within twenty-five (25) days of Commencement. The arbitrator shall strictly limit discovery to the production of documents directly relevant to the facts alleged in the notices of arbitration and defense and, if depositions are required, each Party shall be limited to three (3) depositions of no longer than three (3) hours each. The Parties shall disclose source code if the arbitrator decides that the award may depend upon the analysis of such source code. If the arbitrator decides to hold an evidentiary hearing, each party's presentation of its case, including its direct and rebuttal testimony, shall be limited to three
(3) days. The arbitrator shall issue an order preventing the Parties, CPR and any other participants to the arbitration from disclosing to any third party any information obtained via the arbitration, including discovery documents, evidence, testimony and the award except as may be required by law. All requests for injunctive relief shall be decided by the arbitrator; provided, however, that requests for temporary injunctive relief may be submitted to a court of competent jurisdiction pursuant to Section 21.1 if the arbitrator has not yet been appointed. The arbitrator shall have the authority to modify any injunctive relief granted by such a court.

      19.2 The arbitration award shall: (a) be in writing; (b) state only the damages and injunctive relief granted, if any; (c) be made final within six (6) months of Commencement; and (d) be entered by either Party in any court having competent jurisdiction pursuant to Section 21.1 provided that the Party entering the award shall request that the court prevent the award from becoming publicly available except as may be required by law. The arbitrator shall not limit, expand or otherwise modify the terms of this Agreement and shall not award punitive or other damages in excess of compensatory damages. The arbitrator shall orally state the reasoning on which the award rests but shall not state such reasoning in any writing. Each Party shall bear its own expenses, but those related to the compensation of the arbitrator shall be borne equally. The Parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either Party with respect to any claim or defense made by any third party.

      19.3 If any Claim, or response to any Claim, includes an allegation that potentially concerns whether any intellectual property rights (for purposes of this provision, "intellectual property rights" include any rights protectable under intellectual property law anywhere throughout the world, including rights protected under patent, copyright, trade secret or trademark law) owned, controlled or licensable by AT&T are invalid, unenforceable or not infringed or misappropriated, or are otherwise limited in scope or application, then AT&T may, in its sole discretion, elect to have such Claim adjudicated before a court of competent jurisdiction pursuant to Section 21.1 and Sections 19.1, 19.2, and
19.3 shall not be binding on either Party with respect to such Claim in its entirety or related Claims, including any portions of such Claim which do not concern intellectual property rights.

                                   ARTICLE XX
                                     WAIVER

      20.1 The failure of either Party to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

                                  ARTICLE XXI
                          GOVERNING LAW, APPLICABLE LAW

      21.1 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without reference to its choice of law principles. Any litigation based hereon, or arising out of or in connection with a default by either Party in the performance of its obligations hereunder, subject to the arbitration provisions contained in Section 19.2 (including, without limitation, actions seeking to enforce the decisions of arbitrators), shall be brought and maintained exclusively in the courts of the State of New York or in the U.S. District Court for the Southern District of New York, and each Party hereby irrevocable submits to the jurisdiction of such courts for the purpose of any such litigation and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation.

      21.2 The rights and obligations of the Parties set forth herein shall be subject to provisions of applicable laws, rules and regulations, including specifically, but without limitation, the provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). To the extent that filings under HSR are required in connection with the transactions contemplated hereby, each Party agrees to make, as promptly as possible, any filing which it is required to make to comply with HSR, and to pay any fees required in connection with such filing.

                                  ARTICLE XXII
                              RULES OF CONSTRUCTION

      22.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the Parties or objects referred to may require.

      22.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

      22.3 Except as set forth to the contrary herein, any right or remedy of Purchaser or AT&T shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

      22.4 Nothing in this Agreement (other than Sections 11.1, 11.2 and 27.1) is intended to provide any legal rights to anyone not an executing party of this Agreement.

      22.5 All actions, activities, consents, approvals and other undertakings of the Parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Agreement the accepted standards and practices of performance within the telecommunications industry in the relevant market shall be the measure of a Party's performance.

                                 ARTICLE XXIII
                       ASSIGNMENT AND DARK FIBER TRANSFERS

      23.1 Except as provided below, AT&T shall not assign, encumber or otherwise transfer this Agreement or all or any portion of its rights or obligations hereunder to any other person or entity without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, AT&T shall have the right, without Purchaser's consent, to (i) subcontract (or otherwise cause a third party to perform) any of its construction or maintenance obligations hereunder or (ii) assign or otherwise transfer this Agreement in whole or in part (A) to any parent, subsidiary or affiliate of AT&T, (B) to any person, firm, corporation or other entity which shall control, be under the control of or be under common control with AT&T, (C) to any corporation or other entity into which AT&T may be merged or consolidated or which purchases all or substantially all of the stock or assets of AT&T, or (D) to any partnership, joint venture or other business entity of which AT&T or any wholly owned subsidiary of AT&T owns at least 50 percent of the equity interests thereof and which cannot make major decisions without the consent of AT&T; PROVIDED that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this Agreement, including without limitation, this Section 23.1; and PROVIDED, FURTHER that promptly following any such assignment or transfer, AT&T shall give Purchaser written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, AT&T shall remain the sole point of contact with Purchaser. No permitted partial or complete assignment shall release or discharge AT&T from its duties and obligations hereunder.

      23.2 For the purposes of this Section 23.2, "Transfer" shall mean any sale, assignment or other transfer by Purchaser of all or any portion of its rights or interests in the Purchased Assets; provided, however, that "Transfer" shall not include any transfer or assignment permitted under Section 23.2(b) below. The Purchased Assets, which are subject to transfer, are referred to herein as the "Transfer Assets".

            (a) Except as otherwise expressly provided in this Section 23.2, Purchaser shall retain title to all of the Purchaser Strands for the sale or leasing of capacity, or otherwise making capacity thereon available, in the ordinary course of its business and that of its wholly owned direct or indirect subsidiaries until June 30, 2002. After June 30, 2002, Purchaser shall have the right (subject to its compliance with its other obligations contained herein, including specifically those contained in Section 3.2) to sell the Purchaser Strands as Dark Fibers; provided that Purchaser has no rights to transfer or sub-let Dark Fiber co-location pursuant to this agreement and the POP Co- Location Agreement with respect to any assigns or future Dark Fiber Purchase from the Purchaser.

            (b) Notwithstanding the foregoing, and subject to the provisions of
      Section 23.3 (which provision shall be binding upon any permitted assignee or transferee hereunder), Purchaser shall have the right at any time, without AT&T's consent, (i) to assign or otherwise transfer this Agreement in whole or in part (A) to any subsidiary or affiliate of Purchaser or (B) to any person, firm, corporation or other entity which shall control, be under the control of or be under common control with Purchaser (C) to any corporation or other entity into which Purchaser may be merged or consolidated or which purchases all or substantially all of the stock or assets of Purchaser, or (D) to any partnership, joint venture or other business entity of which Purchaser or any wholly owned subsidiary of Purchaser owns at least 50 percent of the equity interests thereof and which cannot make major decisions without the consent of Purchaser; and
      (ii) to assign or transfer the rights acquired pursuant to this Agreement in Links 21, 24, 33.2, 37.1, 49 and/or 54 to any person or entity; provided that the assignee or transferee in any such circumstance permitted under clause (i) or (ii) above shall continue to be subject to all of


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      the provisions of this Agreement, including without limitation, this
      Section 23.1; and provided further that promptly following any such assignment or transfer, Purchaser shall give AT&T written notice identifying the assignee or transferee. In the event of any permitted partial assignment under clause (i) or any assignment permitted under clause (ii) of the preceding sentence, Purchaser shall remain the sole point of contact with AT&T. No permitted partial or complete assignment shall release or discharge Purchaser from its duties and obligations hereunder; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this Agreement, including without limitation this Section 23.2; and provided further that promptly following any such assignment or transfer, Purchaser shall give AT&T written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, Purchaser shall remain the sole Party and point of contact with AT&T hereunder. No permitted partial or complete assignment shall release or discharge Purchaser from its duties and obligations hereunder.

      23.3 AT&T and Purchaser recognize that AT&T may desire to obtain tax-deferred exchange treatment pursuant to Section 1031 of the Internal Revenue Code, as amended, with respect to certain of the Dark Fibers and Associated Personal Property which are to be sold hereunder and which are used or held for use by AT&T in its business as of the date hereof (the "Existing Properties"), and Purchaser agrees to reasonably cooperate as provided herein in obtaining such treatment (at no cost or expense to Purchaser). Accordingly, notwithstanding any provision contained in this Agreement to the contrary, AT&T may, at its sole option, on or prior to any Phase Closing Date for any relevant Link, appoint a third party (the "Intermediary") as agent for AT&T with respect to the transfer of the Existing Properties to Purchaser, and assign its rights under this Agreement (insofar as they relate to the Existing Properties) to such Intermediary. If AT&T so elects to appoint an Intermediary, AT&T shall notify Purchaser, in writing, on or prior to the applicable Phase Closing Date with respect to the relevant Link, and shall provide Purchaser with copies of all agreements between AT&T and the Intermediary. If AT&T appoints an Intermediary, AT&T shall transfer the Existing Properties or such portion thereof as designated by AT&T to the Intermediary, and Purchaser shall pay such portion of the Phase Purchase Price determined by AT&T to be allocable with respect to the Existing Properties (as designated by AT&T) to the Intermediary; provided that AT&T agrees that such transfer shall be expressly subject to this Agreement, and that AT&T shall remain liable for performance under this Agreement to the same extent as if it had not appointed an Intermediary; AND FURTHER PROVIDED that AT&T agrees under terms reasonably satisfactory to Purchaser, to indemnify and hold harmless (on an after-tax basis) Purchaser from and against any and all loss, damage, cost or expense suffered, sustained or incurred by Purchaser in connection with any such cooperation and/or payment to such Intermediary.

      23.4 This Agreement and each of the Parties' respective rights and obligations under this Agreement, shall be binding upon and shall inure to the benefit of the Parties and each of their respective permitted successors and assigns.

                                  ARTICLE XXIV
                 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

      24.1 Each Party represents and warrants that:


                                       30


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            (a) it has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

            (b) this Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

            (c) its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

      24.2 AT&T represents and warrants that both the Subject Strands and the portion of the AT&T System in which the same is located, shall be engineered, constructed and installed in accordance with the specifications set forth in Exhibits D and E, and that any deviation from such specifications have not and shall not result in damage to the Subject Strands; provided that Purchaser's sole rights and remedies with respect to any such damage to the Subject Strands shall be for AT&T to repair and correct any Material Fiber Deviations from the standards set forth in Exhibits D and E at AT&T's sole cost and expense. For purposes hereof, "Material Fiber Deviation" means a deviation, which has or is reasonably likely to have a material adverse affect on the operation or performance of the Subject Strands affected thereby. The representations and warranties set forth in this Section 24.2 shall terminate and be of no further force and effect as of the date thirty (30) days prior to the expiration of the "Applicable Period" (as hereinafter defined) except with respect to claims for breaches of such representation and warranties as to which Purchaser provides notice to AT&T not less than thirty (30) days prior to the expiration of the Applicable Period. As used herein, the term "Applicable Period" shall mean (i) with respect to Material Fiber Deviations relating to the quality or characteristics of the Subject Strands, the warranty period obtained by AT&T with respect to such Fiber, and (ii) with respect to any other material deviations, the warranty period obtained by AT&T from the applicable contractor performing the services which are allegedly subject to the material deviation; provided, however, that if such services were performed by AT&T, the Applicable Period shall be the warranty period obtained by AT&T from the contractor providing the largest portion of the construction services on the affected Link. Notwithstanding the foregoing, "Applicable Period" shall be at least equal to thirty (30) days after the applicable Completion Notice.

      24.3 The Parties acknowledge and agree that on and after the relevant Fiber Acceptance Date, Purchaser's sole rights and remedies with respect to any defect in or failure of the Subject Strands to perform in accordance with the applicable vendor's or manufacturer's specifications and warranties with respect to the Subject Strands shall be limited to the particular vendor's or manufacturer's warranty with respect thereto. In the event any maintenance or repairs to the AT&T System are required as a result of a breach of any warranty made by any manufacturers, contractors or vendors, unless Purchaser shall elect to pursue such remedies itself, AT&T shall pursue all remedies against such manufacturers, contractors or vendors on behalf of Purchaser, and AT&T shall reimburse Purchaser's costs for any maintenance Purchaser has incurred as a result of any such breach of warranty to the extent the manufacturer, contractor or vendor has paid such costs. It is provided, however that if the applicable cable warranty shall have been voided by the actions of AT&T, AT&T shall be responsible to repair or replace the

Subject Strands if the applicable manufacturer would have been required to do so but for the action of AT&T. If Purchaser shall elect to pursue such remedies itself, Purchaser must give AT&T notice of such election before commencing such pursuit. To the extent the pursuit by Purchaser of such remedies results in any manufacturer, contractor or vendor agreeing to maintain or repair the AT&T System, such manufacturer, contractor or vendor must obtain AT&T's consent (which shall not be unreasonably withheld) as to the time and manner of such maintenance or repair.

      24.4 The Parties represent and warrant to each other that neither of them has dealt with any broker or agent in connection with the transaction contemplated by this Agreement, and each Party shall indemnify, defend and hold harmless the other from and against any commission or fee claimed by any broker or agent in connection with this Agreement.

      24.5 EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AT&T MAKES NO WARRANTIES REGARDING THE SERVICES OR DELIVERABLES PROVIDED UNDER THIS AGREEMENT AND MAKES NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE XXV
                           ENTIRE AGREEMENT; AMENDMENT

      25.1 This Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the interrelated subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. To the extent that any of the provisions of any Exhibit hereto are inconsistent with the express terms of this Agreement, the terms of this Agreement shall prevail. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each Party and delivered to the Party relying on the writing.

                                  ARTICLE XXVI
                        BRANDING ISSUES; CONFIDENTIALITY

      26.1 Neither Party shall publish or use any advertising, sales promotions, or other publicity materials that use the other Party's logo, trademarks, or service marks without prior written approval of the other Party.

      26.2 Each Party shall have the right to review and approve any publicity material, press releases, or other public statements by the other Party that refer to such Party or that describe any aspect of this Agreement. Each Party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other Party.

      26.3 Nothing in this Agreement establishes a license for either Party to use any of the other Party's brands, marks, or logos without prior written approval of the other Party.


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

      26.4 In connection with this Agreement, either Party may furnish to the other Party certain information that is proprietary to the furnishing Party or its licensor and that is marked or otherwise specifically identified as proprietary or confidential ("Confidential Information"). This Confidential Information may include, among other things, documentation, data, drawings, specifications, plans, and other technical or business information. For purposes of this Section 26.4, the Party that discloses Confidential Information is referred to as the "Disclosing Party", and the Party that receives Information is referred to as the "Receiving Party".

      26.5 With respect to Confidential Information disclosed under this Agreement, the Receiving Party and its employees, contractors or consultants with a need to know shall:

            (a) hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the Receiving Party to protect its own proprietary or confidential information that it does not wish to place in the public domain; provided, that, in no event shall such degree of care be less than reasonable;

            (b) restrict disclosure of the Confidential Information solely to those of its employees, contractors and consultants who have a need to know in connection with the performance under this Agreement, and not disclose the Confidential Information to any other person or entity without the prior written consent of the Disclosing Party;

            (c) advise those employees, contractors and consultants with a need to know of their obligations with respect to the Confidential Information and require such employees, contractors and consultants to honor such obligations; and

            (d) use the Confidential Information only in connection with the Receiving Party's performance under this Agreement, except as the Disclosing Party may otherwise agree in writing.

      26.6 Confidential Information shall be deemed the property of the Disclosing Party. Upon request of the Disclosing Party, the Receiving Party shall return all Confidential Information (including copies thereof) received in tangible form, or shall destroy it and provide written certification of destruction to the Disclosing Party. Such destruction of Confidential Information shall include without limitation the erasure of any information that may have been recorded in any computer's memory or hard disk.

      26.7 Notwithstanding the forgoing, the Receiving Party shall not be subject to any restriction hereunder with respect to any Confidential Information which:

            (a) was previously known to the Receiving Party free of any obligation to keep it confidential; or

            (b) is or becomes publicly available by means other than unauthorized disclosure; or

            (c) is developed by or on behalf of the Receiving Party independently of any Confidential Information furnished under this Agreement; or

            (d) is received from a third party whose disclosure does not violate any confidentiality obligation.

      26.8 The existence of this Agreement, including its terms and conditions, and all information that may be disclosed to the Receiving Party pertaining to the identities, locations, and requirements of the Disclosing Party's customers, is Confidential Information of the Disclosing Party.

      26.9 The Receiving Party agrees to promptly notify the Disclosing Party of any inquiry or demand made by any governmental agency or authority or any inquiry or demand made as a result of any administrative or judicial proceeding wherein an answer to the same would divulge or tend to divulge any Confidential Information of the Disclosing Party. The Receiving Party shall not disclose any Confidential Information in response to any such inquiry or demand unless required to do so by compulsory process of a court, administrative agency or other governmental authority. Prior to any such disclosure, the Receiving Party shall allow the Disclosing Party a reasonable opportunity to secure confidential treatment of any such Confidential Information by such court, administrative agency or other governmental authority and shall cooperate with the Disclosing Party in such effort.

      26.10 Each Party agrees that the Disclosing Party would be irreparably injured by a breach of Section 26.4 by the Receiving Party or its representatives and that the Disclosing Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of Section 26.4. Such remedies shall not be deemed to be the exclusive remedies for a breach of Section 26.4, but shall be in addition to all other remedies available at law or in equity.

      26.11 Notwithstanding the provisions of this ARTICLE XXVI (other than Section 26.3), both Parties agree that any disclosure (a) that either Party hereto reasonably concludes, based on the written opinion of securities counsel, is legally required to be made to any securities or other regulatory authority or to holders or prospective purchasers of such Party's securities (including, without limitation, in a 144A offering memorandum or prospectus) or (b) to lenders or potential lenders bound by confidentiality undertakings consistent with market practice in the loan markets, shall not constitute a violation of this ARTICLE XXVI; provided that (i) such disclosure shall not include any untrue statement of material fact, or omit to state any material fact required to be stated or necessary to make such disclosure, in light of the circumstances, not misleading, and (ii) the disclosing Party shall attempt in good faith to accommodate all requests of the other Party with respect to such disclosure that are not contrary to the disclosing Party's legal obligations. The provisions of the preceding sentence are applicable solely to disclosure of the terms and conditions of this Agreement. AT&T hereby consents to the filing of this Agreement with the Security and Exchange Commission without the need for the written opinion of competent securities counsel.

                                 ARTICLE XXVII
                              NO PERSONAL LIABILITY

      27.1 Each action or claim against any Party arising under or relating to this Agreement shall be made only against such Party as a corporation, and any liability relating thereto shall be


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enforceable only against the corporate assets of such Party. No Party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other Party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

                                 ARTICLE XXVIII
                           RELATIONSHIP OF THE PARTIES

      28.1 The relationship between Purchaser and AT&T shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes nor shall it merge their assets or liabilities, fiscal or otherwise. Purchaser and AT&T, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk subject, however, to the terms and conditions hereof.

                                  ARTICLE XXIX
                                  LATE PAYMENTS

      29.1 In the event a Party shall fail to make any payment under this Agreement when due, such amounts shall accrue interest, from the date such payment is due until paid, including accrued interest compounded monthly, at an annual rate equal to the lesser of (i) the sum of (a) the "prime" corporate base rate of interest publicly announced from time to time by Chase Bank on the date any such payment is due and (b) one and one-half percent (1.5%), or (ii) the highest rate of interest permitted to be charged under applicable law.

                                  ARTICLE XXX
                                  SEVERABILITY

      30.1 If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                                  ARTICLE XXXI
                                  COUNTERPARTS

      31.1 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.



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      In confirmation of their consent and agreement to the terms and conditions contained in this Fiber Sale Agreement and intending to be legally bound hereby, the Parties have executed this Fiber Sale Agreement as of the date first above written.

                                    AT&T Corp.

                                    By:   /s/ Kathryn Morrissey
                                         -------------------------------
                                    Name: Kathryn Morrissey

                                    Title: Vice President Sales-Service
                                           Provider Markets

                                    Date:  July 26, 2001
                                          -------------------------------


                                    P.F.Net Corp.

                                    By:  /s/ Donald L. Branscome
                                         -------------------------------
                                    Name: Donald L. Branscome.

                                    Title: Senior Vice President

                                    Date:  July 26, 2001
                                          -------------------------------





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